Exhibit 4.24

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

DATED 3rd MARCH 2017

(1) MUOX LIMITED

and

(2)    OXFORD UNIVERSITY INNOVATION LIMITED

(FORMERLY ISIS INNOVATION LIMITED)

and

(3) SUMMIT (OXFORD) LIMITED

DEED OF NOVATION AND VARIATION

THIS DEED (the “Deed”) is dated 3rd March 2017 (“the Completion Date”)

BETWEEN:-

(1)	MUOX LIMITED, a company incorporated in England (company number 08338316) whose registered office is at 9400 Garsington Road, Oxford Business Park, Oxford, England, OX4 2HN (“MuOX”);

(2)	OXFORD UNIVERSITY INNOVATION LIMITED (formerly Isis Innovation Limited), a company incorporated in England (company number 2199542), whose registered office is at University Offices, Wellington Square, Oxford OX1 2JD, England (“OUI”); and

(3)	SUMMIT (OXFORD) LIMITED, a company incorporated in England (company number 04636431), whose registered office is at 85B Park Drive, Milton Park, Abingdon, OX14 4RY, England (“Summit”),

each a “Party” and together the “Parties”.

BACKGROUND:-

(A)	On 22 November 2013 MuOX and OUI entered into Deed of Licence of Know-How (hereinafter the “Deed of Licence”).

(B)	The Parties have agreed to assign the benefit and burden of the Deed of Licence from MuOX to Summit, a member of the same group of companies as MuOX, on the terms set forth in this Deed.

(C)	Separately, the Parties have agreed to amend the Deed of Licence on the terms set forth on this Deed.

THIS DEED WITNESSES as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	Clause headings shall not affect the interpretation or construction of this Deed. References to Clauses and Schedules are to the Clauses and Schedules of this Deed.

1.2	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular and a reference to one gender shall include a reference to all other genders.

1.3	Reference to a person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s legal and personal representatives, successors and permitted assigns.

1.4	A reference to a statute, statutory provision or subordinated legislation is a reference to it as it is in force from time to time, or extended obligation, liability or restriction on, or otherwise adversely affects the rights of, any Party. A reference to a statute or statutory provision shall include any subordinate legislation made from time to time under that statute or statutory provision.

1.5	Any words following the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.	NOVATION

2.1	With effect from the Completion Date and subject to Clause 5, MuOX transfers all its rights and obligations under the Deed of Licence to Summit. Summit shall enjoy all the rights and benefits of MuOX under the Deed of Licence, and all references to MuOX in the Deed of Licence shall be read and construed as references to Summit.

2.2	With effect from the Completion Date, Summit undertakes to each of MuOX and OUI to perform the Deed of Licence and be bound by its terms in every way as if Summit had been a party to it in place of MuOX.

2.3	OUI:

1.1.1    irrevocably and unconditionally consents to the novation of the Deed of Licence by the substitution of MuOX by Summit and expressly agrees that the Deed of Licence shall be deemed to have been made with Summit as from the Completion Date for all purposes and in respect of all rights, benefits and obligations hereunder; and

1.1.2    agrees to perform the Deed of Licence and be bound by its terms in every way as if Summit were the original party to it in place of MuOX.

3.	RELEASE

3.1	Subject to Clause 5, OUI and MuOX hereby mutually release each other from their obligations under the Deed of Licence as from the Completion Date.

3.2	OUI releases and discharges MuOX from all claims and demands whatsoever in respect of the Deed of Licence arising after the Completion Date and accepts the liability of Summit under the Deed of Licence from the Completion Date. MuOX shall remain liable for all liabilities and obligations under the Deed of Licence arising prior to the Completion Date.

4.	VARIATION

4.1	With effect from the Completion Date, Summit and OUI agree that the Deed of Licence be amended as outlined in Clause 4.2 and Clause 4.3.

4.2	Clause 2.2.4 of the Deed of Licence shall be deleted entirely and replaced with:

“the licence granted under clause 2.1 in respect of the Project 4417 Know How shall automatically convert to a non-exclusive licence on the third anniversary of the Effective Date. The licence granted under clause 2.1 in respect of the Project 8066 Know How shall remain exclusive until expiration of the Sponsored Research Agreement between Summit Therapeutics PLC (formerly Summit Corporation PLC), OUI and the University of Oxford entered into on 22 November 2013 (“the SRA”).”

4.3	A new Clause 2.5 be inserted to the Deed of Licence as follows:

“2.5 In consideration for the exclusive licence to the Project 8066 Know How, Summit shall make the following payments to OUI:-

(a)	[**] pounds sterling (£[**]) payable within seven (7) days of the Completion Date against an invoice issued by OUI to Summit on the Completion Date;

(b)	[**] pounds Sterling (£[**]) payable on 22 November 2017 against an invoice issued by OUI to Summit on the same date;

(c)	[**] pounds Sterling (£[**]) payable on 22 November 2018 against an invoice issued by OUI to Summit on the same date; and

(d)	in the event Summit Therapeutics PLC elects to exercise its option to extend the term of the SRA, [**] pounds Sterling (£[**]) will be payable on 22 November 2019 against an invoice issued by OUI to Summit on the same date.

4.4	The first sentence of clause 10.5 of the Deed of Licence shall be deleted entirely and replaced with as follows:

“10.5 All notices to be sent to OUI under this agreement must indicate the OUI Project No and should be sent, by post and fax unless agreed otherwise in writing, until further notice to: The Managing Director, Oxford University Innovation Ltd, Buxton Court, 3 West Way, Oxford OX2 OJB, Fax: +44 (0)1865 280831.”

5.	CONFIDENTIALITY

Notwithstanding anything else in this Deed, MuOX shall remain bound by the confidentiality provisions set out in the Deed of Licence and hereby agrees to be liable for any breach of those provisions by MuOX, its employees and/or agents to Summit and OUI.

6.	GENERAL

6.1	Further Assurance

All Parties shall (at its own expense) promptly execute and deliver all such documents, and do all such things, or procure the execution of documents and doing of such things as are reasonably required to give full effect to this Deed and the transactions contemplated by it.

6.2	Severance

The invalidity or unenforceability of any provision of or any part of a provision of or any right arising pursuant to this Deed shall not affect in any way the remaining provisions or rights, which shall be construed as if such invalid or unenforceable part did not exist.

7.	GOVERNING LAW

This Deed is governed by and shall be construed in accordance with English law.

8.	JURISDICTION

The Parties hereby submit to the exclusive jurisdiction of the Royal Courts of Justice in London, England in relation to any dispute or claim arising out of, or in connection with, this Deed or in relation to its existence or validity (including non-contractual disputes or claims) which is not resolved by the applicable dispute resolution procedure hereunder.

This Deed has been executed as a deed and is delivered and takes effect on the Completion Date.

Executed as a deed by MUOX LIMITED acting by Glyn O. Edwards, a director in the presence of	/s/ Glyn Edwards Director

Signature of witness: /s/ Melissa Strange

Name of witness: Melissa Strange

Address: [***]

Occupation: FCCA, Accountant

Executed as a deed by SUMMIT (OXFORD) LIMITED acting by Glyn O. Edwards, a director and	/s/ Glyn Edwards Director

Melissa Strange	/s/ Melissa Strange Secretary

Executed as a deed by OXFORD UNIVERSITY INNOVATION LIMITED acting by	/s/ Matthew Perkins Director

A director and
/s/ L.A. Naylor
[Director/~~Secretary~~]